Exhibit 99.1

For Immediate Release	Contact:	Dennis J. Simonis
President & CEO

March 17, 2008	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS 2007 OPERATING RESULTS,

SUSPENDS QUARTERLY DISTRIBUTION

Hilo, Hawaii — ML Macadamia Orchards, L.P. (NYSE: NUT) announced today that for the full year ended December 31, 2007, it incurred a net loss of $4.0 million or $0.53 per share on total revenues of $11.3 million. The loss is mainly the result of lower nut prices, inventory write downs, higher legal and administrative costs related to the attempted acquisition of Mac Farms of Hawaii LLC, and the inability of the Partnership to find customers or processors for its entire 2007 crop. In 2006, the Partnership recorded net income of $804,000 or $0.11 per Class A unit on revenues of $17.1 million. Net cash flow for 2007 was negative $2.4 million or $0.32 per Class A Unit compared to positive net cash flow of $2.3 million or $0.31 per Class A Unit in 2006. Cash distributions of $0.18 and $0.20 per unit were paid to shareholders in 2007 and 2006, respectively.

The company suspended its quarterly cash dividend at the March 2008 meeting of the Board of Directors of its general partner, ML Resources, Inc. (MLR) as a result of the disappointing financial results.

The Partnership was paid at an average price of $0.625 per pound (WIS at 20% moisture) for macadamia nut production in 2007 on sales of 11.1 million pounds, compared to an average price of $0.743 received in 2006 on 17.4 million pounds.

In general, macadamia nut demand and prices hit peak levels in late 2004 and have softened considerably over the past 36 months. Kernel prices have declined from about $6.50 per pound in 2004 to $3.75 per pound in 2006 and about $3.50 per pound in 2007. A premium is being offered for whole kernel while halves and pieces are difficult to market.

Most independent Hawaii growers are not able to sell their production without contracts and a few are receiving between 45 and 55 cents per pound. As a result, Hawaii’s statewide production is expected to decline by 35% from 65 million field pounds in 2006/2007 to about 42 million pounds in 2007/2008.

Macadamia nut production from the company’s owned and leased orchards was 15.4 million pounds (wet-in-shell at 20% moisture) in 2007, 2.0 million pounds lower than 2006. The decrease results mainly from the Partnership’s inability to sell or have processed all of the company’s production. The company has filed a complaint against Hamakua Macadamia Nut Company, one of its major customers, for non-performance under its Nut Purchase Contract in 2007 and 2008

For the fourth quarter of 2007, the Partnership incurred a net loss of $3.5 million on revenues of $4.0 million compared to net income of $846,000 on revenues of $8.8 million for the fourth quarter of 2006. Revenue and net earnings were lower for the fourth quarter of 2007 compared to the same period in 2006, mainly due to lower contract prices and the inability of the Partnership to sell its crop or have it processed.

In a separate press release and Form 8-K filed with the Securities Exchange Commission, the company announced today that its Class A unitholders voted at a Special Meeting held March 10, 2008 to approve the company’s proposal to amend the Partnership Agreement to allow processing and marketing of macadamia nuts. Formerly, the business purpose of the Partnership was restricted solely to macadamia farming.

 The Partnership indicated in its Proxy Statement that there is no specific acquisition target at this time, but that it intended to pursue a vertical integration strategy to insulate the company from presently low commodity prices.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These include statements, among others, regarding the Partnership’s future nut price, which are based on certain assumptions and forecasts. The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

ML Macadamia Orchards, L.P. is the world’s largest grower of macadamia nuts, owning or leasing 4,190 acres of orchards on the island of Hawaii.

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ML MACADAMIA ORCHARDS, L.P.

Consolidated Income Statements

Unaudited

(in thousands, except per unit data)

	Three months		Full year
	ended December 31,		ended December 31,
	2007	2006	2007	2006
Macadamia nut sales	$2,649	$7,632	$7,551	$13,256
Contract farming revenue	1,315	1,142	3,779	3,816
Total revenues	3,964	8,774	11,330	17,072
Cost of goods and services sold	6,683	7,200	12,660	14,345
Gross income (loss)	(2,719)	1,574	(1,330)	2,727
General and administrative expenses	817	647	2,561	1,842
Operating income (loss)	(3,536)	927	(3,891)	885
Interest expense	(74)	(38)	(179)	(204)
Interest income	—	4	49	17
Other income	1	12	13	206
Income (loss) before tax	(3,609)	905	(4,008)	904
Income tax benefit (expense)	90	(59)	43	(100)
Net income (loss)	$(3,519)	$846	$(3,965)	$804

Net cash flow (as defined in the Partnership Agreement)	$(2,510)	$1,836	$(2,437)	$2,323

Net income (loss) per Class A Unit	$(0.47)	$0.11	$(0.53)	$0.11

Net cash flow per Class A Unit	$(0.34)	$0.24	$(0.32)	$0.31

Cash distributions per Class A Unit	$0.03	$0.05	$0.18	$0.20

Class A Units outstanding	7,500	7,500	7,500	7,500